UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): August 18, 2017

MIMEDX GROUP, INC.
(Exact name of registrant as specified in charter)

Florida (State or other jurisdiction of incorporation)	001-35887 (Commission File Number)	26-2792552 (IRS Employer Identification No.)

1775 West Oak Commons Ct, NE Marietta, GA (Address of principal executive offices)	30062 (Zip Code)

(770) 651-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry Into a Material Definitive Agreement

Divestiture of Stability Biologics

On August 18, 2017, MiMedx Group, Inc., a Florida corporation (“MiMedx”), entered into a Membership Interest Purchase Agreement (“Agreement”) by and among MiMedx, Stability Biologics, LLC, a Georgia limited liability company (successor-in-interest to Stability Inc., a Florida corporation) (“Stability LLC”), each person that, as of January 13, 2016, was a stockholder (the “Stockholders”) of Stability Inc., a Florida corporation and a predecessor-in-interest to Stability LLC (“Stability Inc.”), and Brian Martin, as stockholder representative (“Stockholder Representative”). Pursuant to the Agreement, among other things, MiMedx will sell all of the membership interests in Stability LLC to the Stockholders and release its indemnification claims against the Stockholders under the Agreement and Plan of Merger (“2016 Merger Agreement”) dated January 10, 2016, by and among MiMedx, Titan Acquisition Sub I, Inc., Stability LLC (f/k/a Titan Acquisition Sub II, LLC), Stability Inc., certain of the Stockholders and Brian Martin as representative of the Stockholders; in return, MiMedx will receive a $3.5 million promissory note from Stability LLC, secured by Stability LLC’s assets, due in quarterly installments beginning in the fourth quarter of 2018 and ending on October 1, 2020, and a termination of MiMedx’s earn-out obligations under the 2016 Merger Agreement. Pursuant to the Agreement, among other things, MiMedx will enter into one-year, renewable, distributor agreements to allow Stability LLC to distribute certain of MiMedx’s products, and three principal Stockholders will deliver Restrictive Covenant Agreements to MiMedx containing non-competition and non-solicitation restrictions. The Agreement also contains representations and warranties, indemnification provisions and restrictive covenants, including non-competition and non-solicitation restrictions, customary for a transaction of this nature. The consummation of the transactions contemplated by the Agreement is subject to customary closing conditions, and MiMedx presently expects to complete the sale of Stability LLC to the Stockholders in the third quarter of 2017.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Agreement and the foregoing description of the Agreement have been included to provide investors and security holders with summary information regarding the terms of that agreement and are not intended to provide any other factual information about Stability LLC, MiMedx or their respective subsidiaries or affiliates. The representations and warranties contained in the Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to security holders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations and warranties contained in the Agreement as characterizations of the actual state of facts or condition of Stability LLC, MiMedx or any of their respective subsidiaries, affiliates or businesses.

Item 7.01    Regulation FD Disclosure

On August 18, 2017, MiMedx issued a press release announcing the transaction described above. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

2.1    Membership Interest Purchase Agreement dated August 18, 2017 by and among MiMedx Group, Inc., a Florida corporation, Stability Biologics, LLC, a Georgia limited liability company (successor-in-interest to Stability Inc., a Florida corporation), each person that, as of January 13, 2016, was a stockholder of Stability Inc., a Florida corporation and a predecessor-in-interest to Stability LLC, and Brian Martin, as stockholder representative.

*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. MiMedx agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

99.1    MiMedx Group, Inc. press release dated August 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 18, 2017	MIMEDX GROUP, INC.

		By:	/s/: Michael J. Senken
Michael J. Senken, Chief Financial Officer